EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2009 relating to the consolidated financial statements of Coherent, Inc. and subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of an accounting principle) and our report dated December 15, 2009 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended October 3, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

December 21, 2009